    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997
                                                       REGISTRATION NO.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ------------------

                         CROWN PACIFIC PARTNERS, L.P.
            (Exact name of registrant as specified in its charter)

             DELAWARE                        0800                    93-1161833
  (state or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification Number)

                       121 S.W. MORRISON ST., SUITE 1500
                            PORTLAND, OREGON 97204
                                (503) 274-2300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ROGER L. KRAGE
                         SECRETARY AND GENERAL COUNSEL
                         CROWN PACIFIC PARTNERS, L.P.
                       121 S.W. MORRISON ST., SUITE 1500
                            PORTLAND, OREGON 97204
                                (503) 274-2300
             (Name and address, including zip code, and telephone
              number, including area code, of agent for service)

                              ------------------

                                    COPY TO:
                            ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                             HOUSTON, TEXAS 77002
                                (713) 220-4200
                          ATTENTION: ROBERT V. JEWELL

                              ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after the Registration Statement becomes effective.

                              ------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /




                               REGISTRATION FEE

======================================================================================================
       TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED                          AGGREGATE OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------
 Common Units representing limited partner interests        $ 103,120,000                $ 31,248.48
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low prices of the Common Units on the New York Stock Exchange on October 1, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                               EXPLANATORY NOTE


     This registration statement contains two forms of prospectus: one to be used by the registrant in connection with the issuance and sale from time to time by the registrant of Common Units in connection with its acquisition of the securities and assets of other businesses (the "Company Prospectus") and one to be used by certain persons who have received Common Units of the registrant in connection with acquisitions by the registrant of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Unitholders Prospectus"). The Company Prospectus and the Selling Unitholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Unitholders Prospectus will contain an additional section under the caption "Manner of Offering." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Unitholders Prospectus which differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Unitholders Prospectus included herein has been labeled "Alternate Page for Selling Unitholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the prospectuses in the forms in which they are used after the registration statement becomes effective will be filed with the Securities and Exchange Commission.

                              4,000,000 COMMON UNITS




                                      [LOGO]


                           CROWN PACIFIC PARTNERS, L.P.


                                   COMMON UNITS

                               -------------------

     This Prospectus relates to the offer and sale from time to time by Crown Pacific Partners, L.P., (the "Partnership") of up to 4,000,000 common units representing limited partnership interests (the "Common Units"), in connection with acquisitions of other businesses, properties, or securities.

     The Partnership intends to concentrate on acquisitions which would complement its current mix of timber holdings and lumber mills. The consideration for any such acquisition may consist of Common Units, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof. The Common Units covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of Common Units under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to Unitholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the Common Units issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Units either at the time of agreement on the terms of an acquisition or at the time of delivery of the Common Units.

     It is not expected that underwriting discounts or commissions will be paid by the Partnership in connection with issuances of Common Units under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Units covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     As of October 2, 1997 the Partnership had 21,331,189 Common Units outstanding, all of which are available for trading on the New York Stock Exchange (the "NYSE") and 5,773,088 Subordinated Units outstanding which are not publicly traded. The Common Units offered hereby have been approved for trading on the NYSE. On October 2, 1997, the closing price of the Common Units on the NYSE was $25.81 per unit.

     The Partnership is a Delaware limited partnership and all references herein to the Partnership refer to the Partnership and its subsidiaries.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON UNITS OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS ___________, 1997.

                           AVAILABLE INFORMATION

     The Partnership has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the Common Units offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

     The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048 or may be obtained on the Internet at http:\\www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Units are traded on the New York Stock Exchange ("NYSE") and such reports, proxy statements and other information concerning the Partnership can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR INCORPORATED IN IT BY REFERENCE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE OF THIS PROSPECTUS.

                   INFORMATION INCORPORATED BY REFERENCE
                             IN THIS PROSPECTUS


     The following documents filed with the Commission by the Partnership pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

     (a) The Partnership's Annual Report on Form 10-K (File No. 0-24976) for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A dated March 28, 1997;

     (b) The Partnership's Quarterly Report on Form 10-Q (File No. 0-24976) for the quarter ended March 31, 1997;

     (c) The Partnership's Quarterly Report on Form 10-Q (File No. 0-24976) for the quarter ended June 30, 1997; and

     (d) The description of the Common Units contained in the Company's registration statement on Form 8-A filed with the Commission on October 20, 1994 pursuant to Section 12 of the Exchange Act.

     All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Units shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     All documents that are incorporated by reference in this Prospectus but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from Crown Pacific Partners, L.P., 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204, Attention: Mr. Mark Conan, Controller and Treasurer, telephone (503) 274-2300.

                         FORWARD-LOOKING STATEMENTS

     This Prospectus and the accompanying Prospectus Supplement contain or incorporate by reference forward-looking statements. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Partnership cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Partnership expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate" and "anticipate" and similar expressions identify forward-looking statements.

                              THE PARTNERSHIP

     Crown Pacific Partners, L.P. (the "Partnership") is a publicly held Delaware limited partnership that owns and operates timberland properties and wood product manufacturing operations in the northwest United States. The Partnership's business consists of the growing and harvesting of timber for sale as logs in domestic and export markets and the manufacture and sale of lumber and other wood products. Lumber and other wood products are used principally in new residential home construction, home remodeling and repair and for general industrial uses. The Partnership currently owns and/or controls approximately 738,000 acres of timberland in the Pacific Northwest (the "Timberlands"), containing a total merchantable timber inventory of approximately 4,723 million board feet ("MMBF"). In addition to its Timberlands, the Partnership has significant manufacturing assets consisting of five lumber mills in Oregon, Washington and Idaho and a chip mill in Oregon (collectively, the "Manufacturing Facilities").

     Crown Pacific Management Limited Partnership, a Delaware limited partnership, is the managing general partner of the Partnership (the "Managing General Partner"), and Crown Pacific, Ltd., an Oregon corporation ("CPL"), is the special general partner of the Partnership (in such capacity, the "Special General Partner"). The Managing General Partner and the Special General Partner are together referred to herein as the "General Partners." Both of the General Partners are owned by Fremont Investors, Inc. (formerly Fremont Group, Inc.) and its affiliates ("Fremont") and by Mr. Peter W. Stott and Mr. Roger L. Krage.

     The operations of the Partnership are carried out through, and the Timberlands and operating assets are owned by, Crown Pacific Limited Partnership, a Delaware limited partnership, and other subsidiary operating partnerships and corporations (collectively, the "Operating Partnership" unless the context otherwise requires). The Partnership owns a 98.9899% limited partner interest in the Operating Partnership. The Managing General Partner is the general partner of the Operating Partnership with a 1.0101% general partner interest. The General Partners own an aggregate 2% general partner interest in the Partnership and the Operating Partnership. Unless the context otherwise requires, references herein to the Partnership include the Partnership, the Operating Partnership and any other subsidiary operating partnerships and corporations.

     The principal executive offices of the Partnership, the Operating Partnership and the General Partners are located at 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204. The telephone number at such offices is
(503) 274-2300.

                                RISK FACTORS

     A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO INVEST IN THE COMMON UNITS.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

      CYCLICALITY OF FOREST PRODUCTS INDUSTRY WILL AFFECT THE PARTNERSHIP'S RESULTS OF OPERATIONS. The Partnership's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity, which is subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. In addition to housing starts, demand for wood products is also significantly affected by repair and remodeling activities and industrial uses, demand for which has historically been less cyclical. Decreases in the level of residential construction activity will be reflected in reduced demand for logs and wood products, resulting in lower prices for the Partnership's logs and wood products and lower revenues, profits and cash flows.

      FEDERAL TIMBER SUPPLY. Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Although the Partnership intends to supply its Manufacturing Facilities primarily with logs harvested from its Timberlands, additional timber and log purchases are contemplated. The Partnership cannot rely on purchases of federal timber and must therefore rely more heavily on the acquisition of timber from other sources (including domestic private timber owners, state agencies and foreign sellers) to supplement its supply of fee timber. There can be no assurance that sales of timber from such other sources may not be reduced or that the Partnership will be able to procure sufficient logs at favorable prices to continue operation of the Manufacturing Facilities at current levels of production or that suspension of operations at, or closure of, one or more Manufacturing Facilities may not be required in the future.

     Although the Partnership believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, lumber and other wood products, which could have a material adverse effect on the Partnership.

     THE PARTNERSHIP'S ABILITY TO HARVEST TIMBER WILL BE SUBJECT TO LIMITATIONS. Revenues, net income and cash flow from the Partnership's future operations will be dependent to a significant extent on its ability to harvest timber pursuant to its harvest plan from its approximately 738,000 acres of timberlands. The ability of the Partnership to harvest significant amounts of timber in excess of its harvest plan is limited by the terms of the Partnership's indebtedness. There can be no assurance that the Partnership will in the future achieve the levels contemplated by its current harvest plan.

     Harvesting of the Timberlands may be affected by various factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters. Although damage from such causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting the Timberlands will, in fact, be so limited. As is typical in the forest products industry, the Partnership does not maintain insurance coverage with respect to damage to the Timberlands. Even if such insurance were available, the cost would be prohibitive. The Partnership also does not maintain insurance on its log inventories. The Partnership does, however, maintain insurance for loss of lumber and other wood products due to fire and other occurrences. The risk of fire affecting the Timberlands is greatest in the Oregon and Inland Regions and is less significant in the Washington Region.

     Weather conditions, access limitations and regulatory requirements associated with proximity to streams and other water courses may also restrict harvesting of the Timberlands. The risks posed by these factors are greatest in the Washington Region, which is characterized by heavy rainfall, rough terrain and numerous streams; somewhat reduced in the Inland Region, where the thawing of frozen ground in the spring generally delays the commencement of harvesting; and least significant in the Oregon Region, which features relatively even terrain and few waterways.

      THE PARTNERSHIP'S ABILITY TO SELL LOGS FOR EXPORT MAY BE LIMITED. The Partnership engages in the sale of logs for export, which business is substantially dependent on market conditions in the major Asian economies, particularly Japan, and is affected by fluctuations in exchange rates. The Partnership derived approximately 5.1% of its revenues during the year ended December 31, 1996 from the sale of logs for export. Historically, export-grade logs have been sold at a premium over the prices that would have been received for the logs if sold in the domestic market. The lack of supply of high-quality logs for export to Japan, however, due primarily to decreased sales from public lands, has caused a shift in Japanese demand away from logs to lumber.

     From time to time, legislation has been unsuccessfully introduced in the United States House of Representatives to prohibit the export of logs originating from private lands. There can be no assurance that similar legislation will not be introduced in subsequent sessions of Congress or that such legislation will not become law. United States, Oregon and Washington laws already prohibit the export of logs originating from government lands. If a prohibition on log exports were enacted, the Managing General Partner anticipates that the Partnership would respond by selling those logs currently marketed for export to domestic customers at a lower price, which could have an adverse effect on the Partnership.

     Under the Forest Resources Conservation and Shortage Act of 1990 and the regulations promulgated thereunder, no person may purchase unprocessed timber from federal lands west of the 100th meridian in the contiguous 48 states if such timber is to be used in substitution for unprocessed timber originating from private lands that has been exported or if such person has, during the preceding 24-month period, exported unprocessed timber from private lands.
This prohibition does not apply to a person who acquires unprocessed timber from federal lands within an approved sourcing area and who does not export unprocessed timber from private lands within the sourcing area. Since the Partnership is engaged in the export of logs from the Washington Region, it is required to have, and has been granted, a sourcing area for its acquisition of federal timber in other regions. Various parties, including one of Crown Pacific's competitors, instituted litigation in July 1995 in U.S. District Court in Idaho seeking to overturn the government's approval of Crown Pacific's sourcing areas. In November 1996, the plaintiffs and the Federal government as defendant reached a settlement agreement whereby Crown Pacific's previously-approved sourcing areas would be remanded for review by the United States Forest Service ("USFS"). In addition, a new, more restrictive federal regulation regarding sourcing areas has been promulgated by the USFS. There can be no assurance that a review of the Partnership's sourcing areas by the USFS using this more restrictive regulation will be favorable to the Partnership. If such review is not favorable it may have a material adverse effect on the Partnership's operations.

     THE PARTNERSHIP EXPERIENCES SIGNIFICANT COMPETITION. The forest products industry is highly competitive in terms of price and quality. Many of the Partnership's competitors have substantially greater financial and operating resources than the Partnership. Wood products are subject to increasing competition from a variety of non-wood and "laminated" or engineered wood products. In addition, the Partnership is subject to competition from lumber products and logs imported from foreign sources to the United States as well as to the export markets served by the Partnership. To the extent there is a significant increase in competitive pressures from substitute products or other domestic or foreign suppliers, it could have a material adverse effect on the Partnership.

     THE PARTNERSHIP IS DEPENDENT ON KEY PERSONNEL. The Managing General Partner believes the Partnership's success depends in part upon the efforts and abilities of its senior management team, in particular Mr. Peter Stott and Mr. Roger Krage. The failure of the Managing General Partner to retain such personnel could adversely affect the Partnership's operations. Mr. Stott and Mr. Krage have entered into employment agreements with the Managing General Partner. In addition, an event of default will occur under the Partnership's bank credit agreements if, without lender consent, Mr. Stott at any time is not either the Chief Executive Officer (as he now serves) or the Chairman of the Board of the Managing General Partner.

     THE PARTNERSHIP IS SUBJECT TO FEDERAL AND STATE ENVIRONMENTAL
REGULATION. The Manufacturing Facilities emit air contaminants, discharge industrial wastewater and stormwater and generate and dispose of both hazardous and nonhazardous wastes. The Partnership is subject to regulation under federal and state statutes, including the Clean Air Act, the Clean
Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund"), as well as similar state laws and regulations.
There can be no assurance that future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Partnership or the operation of the Manufacturing Facilities.

     The regulations applicable to the Partnership's operations include certain regulations governing the storage and handling of materials, controlling the discharge of materials into the environment, requiring removal and/or remediation and imposing civil and criminal penalties for violations. Each of the primary statutory and regulatory programs that apply to the Partnership's operations imposes civil penalties for violation of the requirements of the programs as well as potential remediation expenses, natural resource damages, injunctions, cease and desist orders and criminal penalties. Such laws and regulations may expose the Partnership to liability for the conduct of, or conditions caused by, others or for acts of the Partnership that were in compliance with all applicable laws at the time such acts were performed. Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person.

      THE PARTNERSHIP'S OPERATIONS ARE SUBJECT TO ENDANGERED SPECIES REGULATION. The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered and threatened species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species. A number of species indigenous to the Pacific Northwest have been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, bald eagle and various anadromous fish species.

     Based on independent consulting reports and management's knowledge of the Timberlands, the Managing General Partner does not believe that there are any species protected under the Endangered Species Act and counterpart state legislation that would have a material adverse effect on the Partnership's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species on or around the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers on or around the Timberlands. Any such changes could materially and adversely affect the Partnership's operations.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

      CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP PERFORMANCE. Although the Partnership will distribute 100% of Available Cash (as defined in the Partnership Agreement), there can be no assurance regarding the amounts of Available Cash to be distributed by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including the Partnership's profitability, required principal and interest payments on the Partnership's debt, restrictions contained in the Partnership's debt agreements, the effect of acquisitions, fluctuations in working capital, capital expenditures, reserves, prevailing economic conditions and financial, business and other factors, some of which are beyond the control of the Partnership and the Managing General Partner. The Partnership Agreement gives the Managing General Partner broad discretion in establishing reserves that affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Managing General Partner anticipates that it may make additions to reserves during certain of the Partnership's fiscal quarters in order to fund operating expenses, interest payments and cash distributions with respect to other fiscal quarters. In addition, the Partnership is required to establish reserves in respect of future payments of principal and interest on the Partnership's indebtedness. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the Partnership, and the Partnership's ability to distribute cash may also be limited during the existence of any events of default under any of the Partnership's debt agreements.

      THE PARTNERSHIP HAS INCURRED SUBSTANTIAL INDEBTEDNESS. As of March 31, 1997, the Partnership had approximately $392 million in long-term indebtedness and the amount of such indebtedness as a percentage of total capitalization was 63%. As a result, the Partnership has long-term indebtedness that is substantial in relation to partners' equity. The ability of the Partnership to make principal and interest payments will depend on future performance, which is subject to many factors, some of which will be outside the Partnership's control. In addition, the agreements governing the Partnership's indebtedness contain restrictive covenants that limit the ability of the Partnership to incur additional indebtedness. Payment of principal and interest on the Partnership's long-term indebtedness, as well as compliance with the requirements and covenants of the agreements governing such indebtedness, may limit the Partnership's ability to make distributions to Unitholders.

      HOLDERS OF COMMON UNITS HAVE LIMITED VOTING RIGHTS; THE MANAGING GENERAL PARTNER WILL MANAGE AND CONTROL THE PARTNERSHIP. The Managing General Partner will manage and control the activities of the Partnership. Unlike the holders of common stock in a corporation, holders of Common Units will have only limited voting rights on matters affecting the Partnership's business. Holders of Common Units will have no right to elect the General Partners on an annual or other continuing basis. The Managing General Partner may not be removed at any time unless the approval of the holders of at least 66 2/3% of the outstanding Common Units and Subordinated Units (collectively, the "Units") (excluding Units owned by the General Partners and their affiliates) is received. As a result, holders of Common Units will have limited influence on matters affecting the operation of the Partnership and third parties may find it difficult to attempt to gain control from the Managing General Partner or to influence the activities of the Partnership.

     ABILITY OF THE PARTNERSHIP TO ISSUE ADDITIONAL UNITS. Subject to certain exceptions, the Partnership may issue an unlimited number of additional Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner, in its sole discretion without the approval of any limited partners. Prior to the end of the Subordination Period (as defined in the Partnership Agreement), however, the Partnership may not issue in excess of 20,029,250 Common Units (including the 4,000,000 Common Units subject to this Prospectus and 500,000 Common Units subject to a separate "shelf" registration statement but excluding Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units and may not issue any equity securities of the Partnership ranking prior or senior to the Common Units without the approval of the holders of at least 66 2/3% (a majority in the case of a merger) of the outstanding Common Units at such time (excluding Common Units held by the General Partners and their affiliates). After the end of the Subordination Period, the Partnership may issue limited partner interests of any type without the approval of the Unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Units may dilute the value of the interests of the then-existing Unitholders in the net assets of the Partnership. See "The Partnership Agreement -- Issuance of Additional Securities."

     ISSUANCE OF ADDITIONAL COMMON UNITS WILL REDUCE DISTRIBUTION SUPPORT PROVIDED BY SUBORDINATED UNITS. During the Subordination Period, holders of Common Units will have certain preferences as to distributions over holders of Subordinated Units, thereby enhancing the Partnership's ability to pay the Minimum Quarterly Distribution and First and Second Target Distributions on the Common Units. The issuance of additional Common Units effectively reduces the support provided by the subordination feature of the Subordinated Units by increasing the aggregate Minimum Quarterly Distribution and First and Second Target Distributions on the Common Units.

      PROVISIONS OF THE PARTNERSHIP AGREEMENT MAY DISCOURAGE REMOVAL OF THE MANAGING GENERAL PARTNER OR MANAGEMENT. The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the current Managing General Partner or otherwise change the management of the Partnership. If the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing arrearages on the Common Units will be extinguished. If any person or group (other than the General Partners or their affiliates or successors or persons who acquire 20% or more of the Common Units from Fremont, Fremont's affiliates or subsequent transferees of the Units owned by Fremont or its affiliates) acquires beneficial ownership of 20% or more of the Common Units, such person or group will lose its voting rights with respect to all of its Common Units. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

      THE MANAGING GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO THE COMMON UNITS. If at any time less than 10% of the then issued and outstanding Common Units are held by persons other than the General Partners and their affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons at specified prices. See "The Partnership Agreement -- Limited Call Right." As a consequence of the Managing General Partner's right to purchase outstanding Common Units, a Unitholder may have his or her Common Units purchased even though he or she may not desire to sell them, or the price paid may be less than the amount the Unitholder would desire to receive upon a sale of such Common Units.

     UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES.
The limitations on the liability of holders of Common Units for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the holders of Common Units as a group to remove or replace either of the General Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the holders of Common Units could be held liable for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of distribution. See "The

Partnership Agreement -- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a holder of Common Units.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

     THE GENERAL PARTNERS AND THEIR AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH THE PARTNERSHIP AND THE HOLDERS OF COMMON UNITS. Conflicts of interest could arise as a result of the relationships between the Partnership on the one hand and the General Partners and their affiliates on the other hand. The partners, directors and officers of each of the General Partners have fiduciary duties to manage such General Partners in a manner beneficial to the partners or Unitholders of such General Partners. At the same time, the General Partners have fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the limited partners of the Partnership. The Partnership Agreement permits the General Partners to consider, in resolving conflicts of interest, the interests of other parties in addition to the interests of holders of Common Units, thereby limiting the General Partners' fiduciary duties to such holders. The duties of the General Partners, as general partners, to the Partnership and the limited partners of the Partnership, therefore, may come into conflict with the duties of the directors and officers of the General Partners to their partners or Unitholders.

     THE PARTNERSHIP AGREEMENT MODIFIES THE FIDUCIARY DUTIES OF THE GENERAL PARTNERS. Certain provisions of the Partnership Agreement contain exculpatory language purporting to limit the liability of the General Partners to the Partnership and the holders of Common Units. The General Partners will not be in breach of their obligations under the Partnership Agreement or their duties to the Partnership or the Unitholders if the resolution of a conflict of interest is fair and reasonable to the Partnership, and any resolution will conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) fair to the Partnership, taking into account the totality of the relationship between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner will not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act (as defined in the Partnership Agreement) or other applicable law. The Partnership Agreement also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards. See "Conflicts of Interest and Fiduciary Responsibility."

TAX CONSEQUENCES

     For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

     TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS. The availability to a holder of Common Units of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations made by the General Partners, Andrews & Kurth L.L.P., special counsel to the Partnership ("Counsel"), is of the opinion that, under current law, the Partnership is classified as a partnership for federal income tax purposes. However, except as described in "Tax Considerations," no ruling from the IRS as to such status has been or will be requested or received, and the opinion of Counsel is not binding on the IRS. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Partnership Status."

     If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates, distributions would generally be taxed to the holders of Common Units as corporate distributions, and no income, gains, losses or deductions would flow through to the holders of Common Units. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Partnership Status."

     There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to taxation as a corporation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the Minimum Quarterly Distribution and the Target Distributions will be subject to change, including a decrease in the amounts thereof to reflect the impact of such law on the Partnership. See "Cash Distribution Policy -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

     NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES. No ruling has been requested or received from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership except as described in "Tax Considerations." Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or judicial proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any such proceeding will be borne directly or indirectly by the holders of Common Units and the General Partners.

     PASSIVE LOSS RULES/LIMITATIONS ON PASSIVE INCOME GENERATORS. In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused passive losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net income from the Partnership (other than certain portfolio income) may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Partnership Losses."

     TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS OR PROCEEDS FROM DISPOSITIONS OF COMMON UNITS. A holder of Common Units will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions from the Partnership equal to his allocable share of taxable income of the Partnership or even the tax liability to him relating to that income. Further, it is possible that a holder of Common Units could incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations -- Other Tax Considerations" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

     OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS. An investment in Common Units by certain tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived from the ownership of a Unit by organizations exempt from federal income tax will be unrelated business taxable income and thus may be taxable to such a Unitholder. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors."

     TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT. The Partnership has been registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a partner owning less than a 1% profit interest in the Partnership to participate in the federal income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the partners' returns and may lead to audits of partners' returns and adjustments of items unrelated to the Partnership. Each partner would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

     CHANGES IN FEDERAL INCOME TAX LAWS. Legislation passed by Congress in 1997 as part of the Taxpayer Relief Act of 1997 (the "TRA of 1997") alters the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) and makes certain additional changes to the treatment of large partnerships. The TRA of 1997 is generally intended to simplify the administration of the tax rules governing large partnerships.

     The TRA of 1997 also affects the taxation of certain financial products, including partnership interests. The TRA of 1997 treats a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). See "Tax Considerations -- Disposition of Common Units."

     President Clinton has proposed legislation in conjunction with his budget for fiscal year 1998 (the "Budget Proposal") that would require taxpayers, including Unitholders, to use the average cost basis for securities sold. Similar proposals were made by the Clinton administration in 1996.

     As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the Budget Proposal or any other changes in the federal income tax laws that would impact the Partnership and the Common Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

     UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPLETION, DEPRECIATION AND AMORTIZATION CONVENTIONS. Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity and for other reasons, the Partnership has adopted and will adopt certain depletion, depreciation and amortization conventions that may not conform with all aspects of certain proposed and final Treasury Regulations. Although these conventions are commonly used by publicly traded partnerships, the IRS may challenge these conventions and, if such a challenge were sustained, the uniformity of Common Units could be affected. Non-uniformity could adversely affect the amount of tax depletion, depreciation and amortization available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations -- Uniformity of Units."

     STATE, LOCAL AND OTHER TAX CONSIDERATIONS. In addition to federal income taxes, Unitholders will generally be subject to other taxes, such as state and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder may be required to file state income tax returns and to pay state income taxes in some or all of such jurisdictions and may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations -- State, Local and Other Tax Considerations."

     PARTNERSHIP TAX INFORMATION AND AUDITS. The Partnership furnishes each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depletion, depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                          CASH DISTRIBUTION POLICY

     The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Partnership Agreement and generally means, with respect to any fiscal quarter of the Partnership, the sum of all of the cash received by the Partnership from all sources plus reductions to reserves less all cash disbursements of the Partnership and additions to reserves. There can be no assurance that the Partnership will have sufficient Available Cash with respect to any quarter to distribute the Minimum Quarterly Distribution or any other amount to Unitholders. A portion of the Partnership's distributions may constitute a return of an investor's capital. The tax consequences of an investment in the Partnership are complex. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Ratio of Taxable Income to Distributions."

     The Managing General Partner's decisions regarding amounts to be placed in or released from reserves will have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The Managing General Partner may establish cash reserves in such amounts as it determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the Partnership's business, (ii) to provide funds for distributions to the Unitholders and the General Partners in respect of any one or more of the next four quarters and (iii) to comply with applicable law or any Partnership loan agreement or other agreement.

     Cash distributions will be characterized as either distributions of Cash from Operations or distributions of Cash from Interim Capital Transactions. This distinction affects the amounts distributed to Common Unitholders and Subordinated Unitholders relative to the General Partners. See "-- Distributions of Cash From Interim Capital Transactions."

      Cash from Operations is defined in the Partnership Agreement and generally refers to all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves, debt service and certain other items.

     Cash from Interim Capital Transactions is also defined in the Partnership Agreement and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

     To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly.

     If Cash from Interim Capital Transactions is distributed in respect of each Common Unit (including the Common Units offered hereby) and Subordinated Unit in an aggregate amount per Unit equal to the initial public offering price of the Common Units ($21.50, the "Initial Unit Price"), plus any arrearages with respect to the Common Units, the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of

Available Cash will be treated as Cash from Operations. The Managing General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions generated.

     The Subordinated Units constitute a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partners and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, whether or not the Subordination Period has ended, and other factors discussed below.

     The discussion below indicates the percentages of cash distributions required to be made to the General Partners and the Common Unitholders and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to dissolution of the Partnership in an amount equal to 100% of its Available Cash for such quarter. The Managing General Partner has made, and expects to make, distributions of all Available Cash within 45 days after the end of each fiscal quarter ending March 31, June 30, September 30 and December 31, to holders of record on the applicable record date, which will generally be between 30 and 35 days after the end of such quarter. The Minimum Quarterly Distribution and each of the Target Distribution levels are subject to certain adjustments as described below under "-- Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

     The references below to the 2% of Available Cash constituting Cash from Operations distributed to the General Partners are references to the amount of the General Partners' percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The Managing General Partner owns a .99% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership, and the Special General Partner owns a .01% general partner interest in the Partnership. Other references in this Prospectus to the General Partners' 2% interest or to distributions of 2% of Available Cash to the General Partners are also references to the General Partners' combined percentage interest in the Partnership and the Operating Partnership.

DISTRIBUTIONS OF CASH FROM OPERATIONS DURING THE SUBORDINATION PERIOD

     Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during 1997 will be made in the following manner:

     FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum
     Quarterly Distribution for such quarter;

     SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages with respect to any prior quarter;

     THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

     FOURTH, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit (in addition to any distribution to Common Unitholders with respect to Common Unit Arrearages), a total of $0.538 for such quarter in respect of each Unit (the "Second Target Distribution");

     FIFTH, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit, an amount equal to the Second Target Distribution for such quarter; and

     SIXTH, 100% to the Common Unitholders, the Subordinated
     Unitholders and the General Partners in proportion to the total amount of Available Cash constituting Cash from Operations previously distributed to such class of partner, as specified in clauses FIRST through FIFTH above with respect to the current and all preceding quarters during the calendar year ending
     December 31, 1997.

     Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any of the four quarters in the calendar year ending December 31, 1998 and any other subsequent quarter during the Subordination Period, will be made in the following manner:

     FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum
     Quarterly Distribution for such quarter;

     SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages with respect to any prior quarter;

     THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

     FOURTH, 98% to all Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) an aggregate amount equal to the Second Target Distribution for such quarter;

     FIFTH, 98% to all Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an aggregate amount equal to the Second Target Distribution for such quarter; and

     THEREAFTER, in the manner described under "-- Incentive
     Distributions and Hypothetical Annualized Yield" below.

DISTRIBUTIONS OF CASH FROM OPERATIONS AFTER THE SUBORDINATION PERIOD

     The Subordination Period will continue until the Conversion Date, which will be the first day of any quarter beginning on or after January 1, 2000 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the Second Target Distribution for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. Notwithstanding the foregoing, 50% of the outstanding Subordinated Units will convert into an equal number of Common Units on the first day of any quarter beginning on or after January 1, 1999 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the applicable Target Distribution with respect to any quarter for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. For purposes of the foregoing sentences, in determining the amount of Available Cash constituting Cash from Operations distributed in any four-quarter period, there will be excluded any positive balance in Cash from Operations at the beginning of such four-quarter period and any net increase in working capital borrowings in such four-quarter period and, with respect to the third of three consecutive four-quarter periods only, any net decrease in reserves. Upon the expiration of the Subordination Period, the outstanding Subordinated Units will automatically convert into an equal number of Common Units, and the Common Units will no longer accrue distribution arrearages. In addition, if the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Unit Arrearages will be extinguished.

     Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter after the Subordination Period will be made in the following manner:

     FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly
     Distribution for such quarter; and

     THEREAFTER, in the manner described under "-- Incentive
     Distributions and Hypothetical Annualized Yield" below.

INCENTIVE DISTRIBUTIONS

     For any quarter in 1998 and thereafter for which Available Cash constituting Cash from Operations has been distributed in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution and, for any such quarter during the Subordination Period, Available Cash constituting Cash from Operations has been distributed in respect of the Common Units in such amount as may be necessary to eliminate any Common Unit Arrearages, then any additional Available Cash constituting Cash from Operations will be distributed among the Unitholders and the General Partners in the following manner:

     FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.566 for such quarter in respect of each Unit (the "Third Target Distribution");

     SECOND, 85% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 13% to the Managing General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.679 for such quarter in respect of each Unit (the "Fourth Target Distribution");

     THIRD, 75% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 23% to the Managing General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.904 for such quarter in respect of each Unit (the "Fifth Target Distribution"); and

THEREAFTER, 50% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 48% to the Managing General Partner.

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

     Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions will be made in the following manner:

FIRST, 98% to the holders of Common Units and Subordinated Units, pro rata, and 2% to the General Partners, pro rata, until the Partnership has distributed, in respect of each Unit, during the period from December 22, 1994 through the date of distribution, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount equal to the Initial Unit Price ($21.50 per Unit);

SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, pro rata, until the Partnership has distributed, in respect of each Common Unit, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount equal to any Common Unit Arrearages; and

THEREAFTER, all distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed as Available Cash constituting Cash from Operations.

     As Cash from Interim Capital Transactions is distributed, it is treated as if it were a repayment of the Initial Unit Price. To reflect such a repayment of the Initial Unit Price, the Minimum Quarterly Distribution and each of the Target Distribution levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. The Unrecovered Initial Unit Price for all Units, including the Common Units offered hereby, is $21.50 per Unit (which was the initial public offering price of the Common Units). Assuming Cash from Interim Capital Transactions of $10.75 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and each of the Target Distribution levels would be reduced to 50% of its initial level.

     When "payback" of the Initial Unit Price has occurred, I.E., when the Unrecovered Initial Unit Price is zero (and accrued arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution levels will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were Cash from Operations.

     Distributions of Cash from Interim Capital Transactions will not reduce the Minimum Quarterly Distribution or Target Distribution for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION
LEVELS

     The Minimum Quarterly Distribution and each of the Target Distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution and each of the Target Distribution levels would each be reduced to 50% of its initial level.

     In addition, as noted above under "-- Distributions of Cash from Interim Capital Transactions" if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and each of the Target Distribution levels will be adjusted in the manner described therein.

     The Minimum Quarterly Distribution and each of the Target Distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and each of the Target Distribution levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution levels, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Common Unitholders, the Subordinated Unitholders (if the Subordinated Units are outstanding at the time of liquidation) and the General Partners in accordance with their respective capital account balances, as so adjusted.

     Although operating losses are allocated to all holders of Units pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Common Unit Arrearages. However, no assurance can be given that the gain or loss upon liquidation of the Partnership will be sufficient to achieve this result. The manner of such adjustment is as provided in the Partnership Agreement.

     With respect to a liquidation of the Partnership, any net gain (or unrealized gain attributable to assets distributed in kind) will generally be allocated to the partners as follows:

FIRST, to the General Partners and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balances;

SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, pro rata, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus any Common Unit Arrearages (including the amount of the Minimum Quarterly Distribution for the fiscal quarter during which dissolution of the Partnership occurs) in respect of such Common Unit;

THIRD, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partners, pro rata, until the capital account for each Subordinated Unit is equal to the Unrecovered Initial Unit Price in respect of such Subordinated Unit plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which dissolution of the Partnership occurs;

FOURTH, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter during the existence of the Partnership, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed to the Unitholders for any such quarter (the amount in this subclause (b) not to exceed the amount described in subclause (a) of this clause FOURTH);

FIFTH, 85% to the Unitholders, pro rata, 2% to the General Partners, pro rata, and 13% to the Managing General Partner, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Fourth Target Distribution per Unit over the Third Target Distribution per Unit for each quarter during the existence of the Partnership, less (b)(i) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed to the Unitholders for any such quarter less (ii) the amount described in subclause (b) of clause FOURTH above (the amount in this subclause (b) not to exceed the amount described in subclause (a) of this clause FIFTH);

SIXTH, 75% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 23% to the Managing General Partner, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Fifth Target Distribution per Unit over the Fourth Target Distribution per Unit for each quarter during the existence of the Partnership, less (b)(i) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed to the Unitholders for any such quarter less (ii) the amounts described in subclause (b) of clause FIFTH above and subclause (b) of clause FOURTH above (the amount in this subclause (b) not to exceed the amount described in subclause (a) of this clause SIXTH); and

THEREAFTER, 50% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 48% to the Managing General Partner.

     Any net loss or unrealized loss will generally be allocated to the General Partners and the Unitholders as follows: FIRST, 98% to the Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in the Common Unitholders' respective capital accounts have been reduced to the amount of the Unrecovered Initial Unit Price plus any Common Unit Arrearages; SECOND,
98% to the Subordinated Unitholders in proportion to the positive balances in such Subordinated Unitholders' respective capital accounts and 2% to the General Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in such Subordinated
Unitholders' respective capital accounts have been reduced to zero; THIRD, 98% to the Common Unitholders in proportion to the positive balances in such Common Unitholders' respective capital accounts and 2% to the General
Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and THEREAFTER, to the General Partners, in proportion to their respective percentage interests.

     Notwithstanding the discussion above regarding the allocation of net gains and net losses upon dissolution of the Partnership, in certain circumstances, items of gross income or gain will be first allocated to the Managing General Partner in order to provide it, to the extent possible, the full amount allocable to the Managing General Partner upon liquidation; PROVIDED, HOWEVER, that no such allocations will be made to the Managing General Partner to the extent that such allocations would cause the Common Unitholders to receive in liquidation less than the Unrecovered Initial Unit Price plus the amount of any Common Unit Arrearages.

             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

CONFLICTS OF INTEREST

     Certain conflicts of interest may arise as a result of the General Partners' relationships with their Unitholders or partners, on the one hand, and the Partnership, on the other hand. The directors and officers of the general partners of the Managing General Partner and of the Special General Partner have fiduciary duties to manage such General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its Unitholders or limited partners. In general, as general partners of the Partnership, the General Partners have a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders.
The Partnership Agreement contains provisions that allow the Managing General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting the fiduciary duties of the General Partners to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the general partners of the Managing General Partner and of the Special General Partner to the Unitholders or limited partners of such General Partner may, therefore, come into conflict with their duties to the Partnership and the Unitholders.

     Conflicts of interest may arise in the situations described below, among others:

     CERTAIN ACTIONS TAKEN BY THE MANAGING GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR HASTEN THE CONVERSION OF SUBORDINATED UNITS. Decisions of the Managing General Partner with respect to the amount and timing of timber harvests, property sales, cash expenditures, capital expansions and acquisitions, borrowings, issuance of additional Units and reserves may affect whether, or the extent to which, there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution and Target Distributions on all Units in such quarter or subsequent quarters. The Partnership Agreement provides that any such actions by the Partnership or the approval thereof by the Managing General Partner will not constitute a breach of any duty owed by the Managing General Partner to the Partnership or the Unitholders, including actions that have the purpose or effect, directly or indirectly, of enabling the Managing General Partner to receive incentive distributions or hastening the expiration of the Subordination Period and the conversion of the Subordinated Units into Common Units; provided that the Managing General Partner may not use increases in working capital borrowings to hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership may borrow funds from the Managing General Partner and its affiliates on terms no less favorable to the Partnership than would be obtained from an unrelated third party lender. The General Partners and their affiliates may not borrow funds from the Partnership. Further, any actions taken by the Managing General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Cash from Interim Capital Transactions will be deemed not to constitute breaches of any duties of the Managing General Partner to the Partnership or the Unitholders.

     THE PARTNERSHIP REIMBURSES THE MANAGING GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES. Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing staff and support services to the Partnership. See "Management."

     THE MANAGING GENERAL PARTNER MAY SEEK TO LIMIT THE LIABILITY OF THE GENERAL PARTNERS WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS. Whenever possible, the Managing General Partner may seek to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the Managing General Partner, the Special General Partner or their respective assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

     CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS. Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from paying itself or its affiliates for any services rendered or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All such transactions must be on terms which are fair and reasonable to the Partnership. Any such transaction will be deemed fair and reasonable if (i) it is approved by the Audit Committee, (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The Managing General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the Managing General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor will the Managing General Partner and its affiliates have any obligation to enter into any such contracts.

     COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNERS AND THEIR AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP. Any agreements between the Partnership and a General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of such General Partner and its affiliates in favor of the Partnership. Therefore, the Managing General Partner, in its capacity as a general partner of the Partnership, will be primarily responsible for enforcing such obligations.

     AFFILIATES OF THE GENERAL PARTNERS MAY COMPETE WITH THE PARTNERSHIP.
The General Partners and their affiliates are restricted from competing with the Partnership by engaging in the following activities ("Restricted Activities"): the (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber, a principal purpose of which is producing logs or other forest products, (ii) harvesting of timber other than harvesting that is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iii) sale, exchange or purchase of logs other than sales, exchanges or purchases that are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iv) acquisition or sale of any facilities used to convert logs into lumber, plywood or other wood products, (v) conversion of logs into lumber, plywood or other wood products, (vi) marketing and sale of lumber, plywood or other wood products, (vii) import or export of logs, lumber, plywood or other wood products to or from the United States, (viii) manufacture, marketing or sale of manufactured, engineered or substitute wood products to the extent such products compete with products produced by the Partnership and (ix) any and all other activities relating to the United States forest products industry to the extent such activities compete with activities of the Partnership; provided, however, that (a) the sale, lease, exchange, transfer or other disposition by the Special General Partner of (1) any timber-producing real property owned by the Special General Partner on December 22, 1994, and (2) any timber-producing real property subsequently acquired by the Special General Partner in exchange for or utilizing the proceeds from the sale of the property described in the foregoing clause (1) or (b) the harvesting of timber by the Special General Partner from any real property described in the foregoing clause (a), is permitted so long as the resulting logs are sold to the Operating Partnership on terms and conditions permitted under the Partnership Agreement. Affiliates of the General Partners and the Special General Partner may, however, engage in any other activity in competition with the Partnership.

     Notwithstanding the foregoing, Fremont, Sequoia Ventures Inc. ("Sequoia"), an affiliate of Fremont, and their subsidiaries may make or maintain (i) a non-controlling investment in any entity that engages in Restricted Activities and (ii) a controlling investment in any entity that engages in Restricted Activities (A) if such Restricted Activities do not directly and materially compete with the Partnership, (B) if such Restricted Activities (except as provided in clause (C) below) are conducted in North America and directly and materially compete with the Partnership, provided that prior to making such investment Fremont, Sequoia or their subsidiaries first offer the Partnership the opportunity to make such investment or (C) if such entity conducts all of its operations outside of North America except for the marketing and sale of logs, lumber, plywood or other wood products (including manufactured, engineered or substitute wood products) in North America. None of Fremont, Sequoia or their subsidiaries will be so restricted if and when none of them any longer owns an interest in either of the General Partners. As a result, conflicts of interest may arise between Fremont, Sequoia and their subsidiaries on the one hand, and the Partnership, on the other. There can be no assurance that there will not be competition between the Partnership and Fremont, Sequoia or their subsidiaries. Although Bechtel Group, Inc., Bechtel Enterprises, Inc. and their subsidiaries (collectively, the "Bechtel Entities") may be within the definition of "affiliates" (as defined in the Partnership Agreement) of the General Partners by virtue of the overlapping equity ownership among these entities and Fremont and Sequoia, the foregoing competition restrictions do not apply to the Bechtel Entities.

     COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT. The Partnership Agreement provides that it does not constitute a breach of the Managing General Partner's fiduciary duties if the Managing General Partner exercises its right to call for and purchase Common Units as provided in the Partnership Agreement or to assign this right to its affiliates or to the Partnership. The Managing General Partner thus may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased even though he may not desire to sell them, and even though the price paid may be less than the amount he would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement -- Limited Call Right."

FIDUCIARY DUTIES OF THE GENERAL PARTNERS

     The General Partners are accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the General Partners must exercise good faith and integrity in handling the business and affairs of the Partnership. In contrast to the relatively well developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. The Delaware Act does not define with particularity the fiduciary duties owed by general partners, but fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest.
However, the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard duty owed by general partners to limited partners. In order to induce the Managing General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the Managing General Partner to the Partnership and its partners and waiving or consenting to conduct by the Managing General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

     The Partnership Agreement provides that whenever a conflict of interest arises between the General Partners or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the Managing General Partner will resolve such conflict. The General Partners will not be in breach of their obligations under the Partnership Agreement or their duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution will conclusively be deemed to be fair and reasonable to the Partnership if such resolution is
(i) approved by the Audit Committee, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationship between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner will not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

     The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute a legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

     The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation is modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partners and officers and directors acting on their behalf (or on behalf of any general partner thereof) will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions of the General Partners if such other persons acted in good faith. In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partners and the officers, directors, employees, affiliates, partners, agents and trustees acting on their behalf, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partners or other such persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Partnership Agreement -- Indemnification." Thus, the General Partners may be indemnified for their negligent acts if they meet such requirements concerning good faith and the best interests of the Partnership.

                        DESCRIPTION OF THE COMMON UNITS

     The Common Units are registered under the Exchange Act, and the rules and regulations promulgated thereunder.

     Purchasers of Common Units and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix A to this Prospectus. Purchasers of Common Units may hold the Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

     Generally, the Common Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement.

TRANSFER AGENT AND REGISTRAR

     DUTIES. American Stock Transfer & Trust Company acts as a registrar and transfer agent (the "Transfer Agent") for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units are borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by Unitholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There is no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

     RESIGNATION OR REMOVAL. The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Managing General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Managing General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

     Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such Common Units. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix A to this Prospectus and which is also set forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the Managing General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the Managing General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Managing General Partner.

     Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement -- Transfer Restrictions."

                         THE PARTNERSHIP AGREEMENT

     The following paragraphs are a summary of certain provisions of the Partnership Agreement. The Partnership will provide prospective investors with a copy of the Partnership Agreement and the Limited Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreement. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The Managing General Partner and the Special General Partner serve as the general partners of the Partnership, owning a 0.99% and 0.01% general partner interest, respectively, in the Partnership. The Managing General Partner is the sole general partner of the Operating Partnership, owning a 1.0101% general partner interest in the Operating Partnership. The General Partners collectively own a 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.

     Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partners and their affiliates, see "Conflicts of Interest and Fiduciary Responsibility." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

     The Partnership and the Operating Partnership are Delaware limited partnerships. The Managing General Partner and the Special General Partner are the general partners of the Partnership, and the Managing General Partner is the sole general partner of the Operating Partnership. The General Partners hold an effective 2% interest as general partners, and the Unitholders hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on December 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

     The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or that is approved by the Managing General Partner. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by its predecessors immediately prior to the formation of the Operating Partnership in 1994, any activities that are, in the sole judgment of the Managing General Partner, reasonably related thereto and any other activity approved by the Managing General Partner. The Managing General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

CAPITAL CONTRIBUTIONS

     The holders of Units are not obligated to make additional capital contributions to the Partnership, except as described below under "-- Limited Liability."

POWER OF ATTORNEY

     Each limited partner, and each person who acquires a Unit from the holder thereof and executes and delivers a Transfer Application with respect thereto, grants to the Managing General Partner and, if a liquidator of the Partnership has been appointed, to such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE MANAGING GENERAL PARTNER

     The authority of the Managing General Partner is limited in certain respects under the Partnership Agreement. The Managing General Partner is prohibited, without the prior approval of holders of record of at least a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates), from, among other things, selling, exchanging or otherwise disposing of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership; provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event. Except as otherwise provided in the Partnership Agreement, any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of at least a majority of the outstanding Units. See "-- Amendment of Partnership Agreement" below.

     In general, the Managing General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least a majority of each class of outstanding Units (excluding, during the Subordination Period, Units owned by the General Partners and their affiliates), the effect of which would be to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNERS

     The Managing General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Operating Partnership prior to December 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66 2/3% of the outstanding Units (excluding Units held by the General Partners and their affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor managing general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after December 31, 2004, the Managing General Partner may withdraw as a general partner (without first obtaining approval from the Unitholders) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the Managing General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partners and their affiliates). The Special General Partner may withdraw as a general partner of the Partnership at any time upon 90 days' written notice and furnishing an Opinion of Counsel.

     In addition, the Partnership Agreement permits the General Partners (in certain limited instances) to sell all of their general partner interests in the Partnership without the approval of the Unitholders. See "-- Transfer of General Partner Interests." The Special General Partner shall withdraw as a general partner of the Partnership at any time after a transfer of its general partner interest in the Partnership upon obtaining the consent of the Managing General Partner. If the Special General Partner is removed or withdraws and no successor is appointed, the Managing General Partner will continue the business of the Partnership.

     Upon the withdrawal or removal of the Managing General Partner under any circumstances (other than as a result of a transfer by the Managing General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding Units held by the General Partners and their affiliates) may select a successor to such withdrawing or removed Managing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a majority of the Unitholders (excluding Units held by the General Partners and their affiliates) agree in writing to continue the business of the Partnership and to the appointment of a successor managing general partner. See "-- Termination and Dissolution."

     Neither the Managing General Partner nor the Special General Partner may be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (excluding Units held by the General Partners and their affiliates) and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the appointment of a successor managing general partner in the manner described above. The Partnership Agreement also provides that if the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Units Arrearages will be extinguished.

     Withdrawal or removal of the Managing General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the Managing General Partner as general partner of the Operating Partnership.

     In the event of withdrawal of a General Partner where such withdrawal violates the Partnership Agreement or removal of a General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where a General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

     If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the Partnership will be converted into Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTERESTS

     Except for a transfer by either General Partner of all, but not less than all, of its general partner interest in the Partnership to an affiliate or in connection with the merger or consolidation of either General Partner with or into another entity or the transfer by either of the General Partners of all or substantially all of its assets to another person or entity, the General Partners may not transfer all or any part of their general partner interests in the Partnership to another person or entity prior to December
31, 2004, without the approval of holders of at least a majority of the outstanding Units (excluding, during the Subordination Period, any Units held by the General Partners or their affiliates); provided that, in each case, such transferee assumes the rights and duties of the General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and, in the case of the Managing General Partner, agrees to purchase all (or the appropriate portion thereof, as applicable) of the Managing General Partner's interest in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. At any time, the partners or shareholders of the General Partners may sell or transfer their interests in the General Partners to a third party without the approval of the Unitholders.

REIMBURSEMENT FOR SERVICES

     The Partnership Agreement provides that the General Partners are not entitled to receive any compensation for their services as general partners of the Partnership; PROVIDED, HOWEVER, that Fremont is paid a semi-annual fee of $50,000 by the Managing General Partner for management services and is reimbursed for its out-of-pocket expenses incurred in the provision of such services. In addition, the General Partners are entitled to be reimbursed on a monthly basis (or such other basis as the Managing General Partner may reasonably determine in its sole discretion) for all direct and indirect expenses they incur or payments they make on behalf of the Partnership, including the fee paid to Fremont, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partners in connection with the operation of the Partnership's business. The Partnership Agreement provides that the Managing General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion.

CHANGE OF MANAGEMENT PROVISIONS

     The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the Managing General Partner as managing general partner of the Partnership or otherwise change management of the Partnership. If the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Unit Arrearages will be extinguished. If any person or group other than the General Partners and their affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group loses voting rights with respect to all of its Common Units; provided, that any person who, directly or indirectly, acquires beneficial ownership of 20% or more of the Common Units from Fremont, Fremont's affiliates or subsequent transferees of the Common Units owned by Fremont or its affiliates will not lose its voting rights with respect to any Common Units beneficially owned by such person.

TRANSFER RESTRICTIONS

     Except as described below under "-- Limited Liability," the Units will be fully paid, and holders of Units will not be required to make additional contributions to the Partnership.

     Each purchaser of Common Units in this offering or in the open market who wishes to become a holder of record must execute and deliver to the Partnership a Transfer Application (the form of which is attached as Appendix A to this Prospectus) whereby such recipient requests admission as a substituted limited partner in the Partnership, makes certain representations and agrees to certain provisions. If such action is not taken, a recipient will not be registered as a record holder of Common Units or issued a Common Unit certificate. Purchasers may hold Common Units in nominee accounts. See "Description of the Common Units."

     An assignee of a Common Unit, after executing and delivering a Transfer Application, but pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions.
The Managing General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substituted limited partner at the written direction of such assignee. See "-- Meetings; Voting."
A transferee who does not execute and deliver a Transfer Application will be treated neither as an assignee nor as a record holder of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. The only right such a transferee will have is the right to negotiate such Common Units to a purchaser or other transferee and the right to transfer the right to request admission as a substitute limited partner or a substituted special limited partner in respect of the transferred Common Units to a purchaser or other transferee who executes and delivers a Transfer Application in respect of the Common Units. A nominee or broker who has executed a Transfer Application with respect to Common Units held in street name or nominee accounts will receive the distributions, allocations and reports pertaining to such Common Units. An assignee will become a substituted limited partner only with the Managing General Partner's consent, which consent may be given or withheld in its absolute and sole discretion.

NON-CITIZEN ASSIGNEES; REDEMPTION

     If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the Common Units held by such limited partner or assignee at their Current Market Price. In order to avoid any such cancellation or forfeiture, the Managing General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee (a "Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Common Units and may not receive distributions in kind upon liquidation of the Partnership. See "-- Transfer Restrictions."

ISSUANCE OF ADDITIONAL SECURITIES

     Subject to certain exceptions, the Partnership may issue an unlimited number of additional Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion without the approval of any Unitholders. On the date of this Prospectus and prior to the end of the Subordination Period, however, the Partnership may not issue (a) in excess of 20,029,250 Common Units (including the 4,000,000 Common Units subject to this Prospectus and 4,000,000 Common

Units subject to a separate "shelf" registration statement but excluding Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units or (b) any equity securities of the Partnership with rights as to distributions and allocations or in liquidation ranking prior or senior to the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units (excluding Common Units held by the General Partners and their affiliates); PROVIDED, HOWEVER, that if Units are to be issued in connection with a merger or consolidation requiring the approval of a majority of the outstanding Common Units, the required vote shall be a majority of the outstanding Common Units (excluding, during the Subordination Period, Common Units held by the General Partners and their affiliates).

     After the end of the Subordination Period, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional limited or general partner interests having rights to distributions or rights in liquidation on a parity with or senior to the Common Units. Therefore, after the Subordination Period, the Managing General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. In addition, in accordance with Delaware law and the provisions of the Partnership Agreement, the Managing General Partner may cause the Partnership to issue additional partnership interests that, in the Managing General Partner's sole discretion, have special voting rights to which the Common Units are not entitled. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time.

     The General Partners will have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities to persons other than the General Partners and their affiliates, to the extent necessary to maintain the percentage interest of the General Partners and their affiliates in the Partnership that existed immediately prior to each such issuance.

     Additional issuances of Units, including Subordinated Units or other equity securities of the Partnership ranking junior to the Common Units, may reduce the likelihood of, and the amount of, any distributions above the Minimum Quarterly Distribution or Target Distributions.

LIMITED CALL RIGHT

     If at any time less than 10% of the then issued and outstanding Common Units are held by persons other than the General Partners and their affiliates, the Managing General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons as of a record date to be selected by the Managing General Partner, on at least 30 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (a) the highest price paid by either of the General Partners or any of their affiliates for any Common Units purchased within the 90 days preceding the date on which the Managing General Partner first mails notice of its election to purchase such Common Units and (b) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Managing General Partner's right to purchase outstanding Common Units, a holder of Common Units may have his Common Units purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his Common Units.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed only by or with the consent of the Managing General Partner. In order to adopt a proposed amendment, the Managing General Partner is required to obtain written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments
(unless otherwise specified) must be approved by holders of at least a majority of the outstanding Units, except that no amendment may be made that would (i) enlarge the obligations of any limited partner without its consent,
(ii) enlarge the obligations of either of the General Partners, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the Managing General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partners, (v) change the term of the Partnership or (vi) give any person the right to dissolve the Partnership other than the Managing General Partner's right to dissolve the Partnership with the approval of at least a majority of the outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates) or change such right of the Managing General Partner in any way.

     The Managing General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership or the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership
Agreement, (iii) a change that, in the sole discretion of the Managing
General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partners (or any general partner thereof) or their directors, officers or managers acting on their behalf (or on behalf of any general partner thereof) from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the Managing General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Managing General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the Managing General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto and (x) any other amendments substantially similar to any of the foregoing.

     In addition, the Managing General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if such amendments (i) do not (in the sole discretion of the Managing General Partner) adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

     The Managing General Partner is not required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement may become effective without the approval of holders of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

     Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interests requires the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partners and their affiliates).

MEETINGS; VOTING

     Except as described below with respect to a person or group owning 20% or more of all Common Units, Unitholders or assignees who are record holders of Common and Subordinated Units on the record date set pursuant to the Partnership Agreement are entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the Managing General Partner will be deemed to be the limited partner with respect thereto and will, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the Managing General Partner on behalf of Non-citizen Assignees, the Managing General Partner will distribute the votes in respect of such Common Units in the same ratios as the votes of limited partners in respect of other Common Units are cast).

     Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing waiving notice and setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners may be called by the Managing General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. A majority (or two-thirds, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the General Partners and their affiliates) represented in person or by proxy constitutes a quorum at a meeting of limited partners of the Partnership.

     Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Managing General Partner. See "-- Issuance of Additional Securities." However, Common Units owned beneficially by any person and its affiliates (other than the General
Partners and their affiliates, including without limitation Fremont or its affiliates) that own beneficially 20% or more of all Common Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes; PROVIDED, that the Common Units beneficially owned by any person who acquires, directly or indirectly, from Fremont, Fremont's affiliates or subsequent transferees of the Units owned by Fremont or its affiliates on December 22, 1994 will be considered to be outstanding for such purposes. The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

     The Partnership Agreement provides that the Partnership will indemnify and hold harmless each General Partner, any departing General Partner, any general partner of a General Partner or a departing General Partner, any person who is or was an officer, director, employee, agent or trustee of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, any person who is or was an affiliate of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, and any person who is or was serving at the request of a General Partner or a departing General Partner as an officer, director, employee, agent, trustee or partner of another person (collectively, "Indemnitees" and individually each an "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase and maintain (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

     Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the General Partners, or the rights of the limited partners to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partners.

     Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and could not be ascertained from the partnership agreement.

     The Operating Partnership conducts business in the States of Washington, Oregon, Idaho, California and Montana and may conduct business in other states. Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partners, or the rights of the limited partners or the special limited partners to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partners. The Partnership will operate in such manner as the Managing General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

     The Managing General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is the calendar year.

     As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner will furnish each record holder of Units (as of a record date selected by the Managing General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the fourth quarter), the Managing General Partner will furnish each record holder of Units (as of a record date selected by the Managing General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

     The Managing General Partner will use all reasonable efforts to furnish each record holder of Units information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Managing General Partner's ability to furnish such summary information to holders of Units will depend on the cooperation of such holders in supplying certain information to the Managing General Partner. Every holder of Units (without regard to whether he supplies such information to the Managing General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

     The Partnership Agreement provides that a limited partner can for a purpose reasonably related to such person's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Managing General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the Managing General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

     The Partnership will continue until December 31, 2084, unless sooner dissolved pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Managing General Partner to dissolve the Partnership, if approved by at least a majority of the outstanding Units (excluding, during the Subordination Period,

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

Units held by the General Partners and their affiliates), (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the Managing General Partner or the occurrence of any other event that results in its ceasing to be the Managing General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission to the Partnership of a successor). Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates) may elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as managing general partner an entity approved by at least the holders of a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates), subject to receipt by the Partnership of an Opinion of Counsel.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the Managing General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation first to the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and then to all partners in accordance with the positive balances in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

                             TAX CONSIDERATIONS

     This section is a summary of all material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Code, existing regulations and, to the extent noted, proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change with and without retroactive effect. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

LEGAL OPINIONS AND ADVICE

     Counsel has expressed its opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership, the Operating Partnership and the other subsidiary partnerships ("Subsidiary Partnerships") will each be treated as a partnership, (ii) owners of Units (with certain exceptions, as described in " -- Tax Consequences of Unit Ownership -- Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership or any Subsidiary
Partnership), (iii) distributions by the Partnership generally will not be taxable to the Unitholder to the extent of his basis in his Units immediately before the distribution, and (iv) with the exception of the allocation of recapture income (discussed below), allocations under the Partnership Agreement will be given effect in determining a Unitholder's distributive share of items of income, gain, loss or deduction. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

     Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the General Partners that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Units which addresses all material tax consequences to prospective Unitholders of the ownership and disposition of Units. The discussion focuses on prospective Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts or non-resident aliens or other Unitholders subject to specialized tax treatment (such as REITS, tax exempt persons or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of Units.

     For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units (see "-- Tax Treatment of Operations -- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Units in separate transactions must maintain a single aggregate adjusted tax basis in his Units (see "-- Disposition of Units -- Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Units -- Allocations between Transferors and Transferees"), (iv) whether the Partnership's method for depreciating Section 743 adjustments will be recognized for federal income tax purposes (see "-- Uniformity of Units") and
(v) whether the allocations of recapture contained in the Partnership Agreement will be respected for federal income tax purposes (see - "Allocation of Partnership Income, Gain, Loss and Deduction").

     Except as set forth below under "-- Tax Consequences of Unit Ownership -- Partnership Status," no ruling has been received or requested from the IRS with respect to the foregoing issues or any other matter affecting the Partnership or prospective Unitholders. Instead, the Partnership will rely on an opinion of Counsel as to the matters set forth above. It should be noted that an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. The costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partners. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     PARTNERSHIP STATUS. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the Partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     Other than as described below, no ruling has been sought or received from the IRS as to the status of the Partnership, the Operating Partnership or any Subsidiary Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership, the Operating Partnership and each existing Subsidiary Partnership will be classified as a partnership for federal income tax purposes.

     In rendering its opinion as to periods before 1997, Counsel has relied on the accuracy of the factual matters set forth below as to which the General Partners have made representations. Such factual matters are as follows:

     (a) The Special General Partner, at all times while acting as a general partner of the Partnership, will have a net worth, computed on a fair market value basis, excluding its interests in, and any notes or receivables due from, the Partnership, the Operating Partnership and any subsidiary partnership, of not less than $25 million;

     (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the Partnership Agreement;

     (c) The Operating Partnership and each Subsidiary Partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the applicable partnership agreement; and

     (d) For each taxable year, more than 90% of the gross income of the Partnership will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including timber, or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

     Because of the adoption of certain simplifying regulations (known as the "check the box regulations") Counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the following factual matters as to which the General Partners have made representations:

     (a) None of the Partnership, the Operating Partnership or any Subsidiary Partnership will elect to be treated as an association or corporation;

     (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the Partnership Agreement;

     (c) The Operating Partnership and each subsidiary partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the applicable partnership agreement; and

     (d) For each taxable year, more than 90% of the gross income of the Partnership will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including timber or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to a publicly-traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." Qualifying income includes income from the processing, refining, marketing or transportation of timber. The Partnership's principal sources of income include income from the sale of logs, the transportation of logs and the operation of sawmills. The IRS has issued a ruling to CPL, on behalf of the Partnership, that income from the operation of sawmills (and the production of plywood) is qualifying income for this purpose.

     The Managing General Partner, based upon the above ruling and analysis, believes that more than 90% of the Partnership's gross income will be qualifying income. The Managing General Partner believes that less than 5% of the Partnership's gross income will not be qualifying income. The Managing General Partner will use its best efforts to ensure that more than 90% of the Partnership's gross income will be qualifying income.

     If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

     If the Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed at the Partnership level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) as a nontaxable return of capital (to the extent of the Unitholder's basis in his Common Units) or taxable capital gain (after the Unitholder's basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership, the Operating Partnership or any Subsidiary Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

     The discussion below is based on the assumption that the Partnership, the Operating Partnership and each existing Subsidiary Partnership will each be classified as a partnership for federal income tax purposes.

     LIMITED PARTNER STATUS. Unitholders who have become limited partners will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Units who may execute and deliver Transfer Applications, but who fail to do so, Counsel's opinion does not extend to them. Income, gain, deductions or losses would not appear to be reportable by such a Unitholder, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to those Units.

     A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

     FLOW-THROUGH OF TAXABLE INCOME. No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether any cash distributions are received by him. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution.

     TREATMENT OF PARTNERSHIP DISTRIBUTIONS. Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "-- Disposition of Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partners, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. A decrease in a Common Unitholder's limited partner interest in the Partnership because of the issuance by the Partnership of additional Common Units could decrease his share of nonrecourse liabilities of the Partnership, and thus could result in a corresponding deemed distribution of cash to him. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

     BASIS OF UNITS. A Unitholder's initial tax basis for his Units will be the amount he paid for the Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to a partner, but will have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "-- Disposition of Units -- Recognition of Gain or Loss."

     LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership such as the Partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership other than certain portfolio income and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Common Unitholder's income (other than certain portfolio income) generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation, described below.

     In addition to the passive loss limitations, the deduction by a Common Unitholder of his share of Partnership losses will be limited to the tax basis in his Common Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount which the Common Unitholder is considered to be "at risk" with respect to the Partnership's activities. A Common Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Common Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Common Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Common Unitholder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Common Unit, any gain recognized by a

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

Common Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated under Treasury Regulations which are to be issued as investment income for this purpose. In addition, a Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income of the Partnership. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION. In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and the Unitholders in accordance with their respective interest in the Partnership. A class of Unitholders (such as Common Unitholders) that receives more cash than another class, on a per Unit basis, with respect to a year will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the General Partners and the Unitholders in accordance with their respective interests in the Partnership to the extent of their positive capital accounts; and (2) second, to the General Partners.

     As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of certain property held by the Partnership ("Contributed Property"). Under the Code, the partners in a partnership cannot be allocated more depletion, depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Regulations under Section 704(c) of the Code permit a Partnership to make reasonable allocations to reduce or eliminate such differences.

     In addition, certain items of recapture income will be allocated, to the extent possible, to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Common Unitholders, but these allocations may not be respected under current law. Under recently issued regulations, the allocations of depreciation recapture should be respected but the Partnership may not be able to identify the Common Units to which such depreciation recapture is to be allocated if Common Units are issued by it at different times. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Common Unitholder will not change, but a change in the character of the income allocated to a Common Unitholder would result.

     Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

     ACCOUNTING METHOD AND TAXABLE YEAR. The Partnership uses December 31 as the end of its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include

                                      38

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in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on other than December 31 and who disposes of all his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Disposition of Units -- Allocations Between Transferors and Transferees."

     INITIAL TAX BASIS, DEPLETION, DEPRECIATION AND AMORTIZATION. The tax basis of the assets of the Partnership will be used for purposes of computing depletion, depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets initially had a tax basis equal to the tax basis of the assets in the hands of the Partnership's predecessors immediately prior to the formation of the Partnership plus the amount of gain recognized by partners in the Partnership's predecessors as a result of the formation of the Partnership. The federal income tax burden associated with the difference between the fair market value of property held by the Partnership and its tax basis immediately prior to this offering will be borne by partners holding interests in the Partnership prior to this offering.

     If the Partnership disposes of depreciable property (which would not include timber assets) by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions upon a sale of his interest in the Partnership. See "-- Tax Consequences of Unit Ownership -- Allocation of Partnership Income, Gain, Loss and Deduction" and "-- Disposition of Units -- Recognition of Gain or Loss."

     Costs incurred in organizing the Partnership are being amortized over a period of 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

     TIMBER INCOME. Section 631 of the Code provides special rules by which gains or losses on the sale of timber, cut logs or the products into which cut logs are converted, which would otherwise be taxable as ordinary income or loss, may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Code. For a discussion of the treatment of Section 1231 gains and losses, see "-- Sales of Timberlands."

     Section 631(a) of the Code provides that, if an election is made, the cutting of timber during the year by a taxpayer who owns the timber or a contract right to cut the timber shall be treated as the sale of that timber for an amount equal to the fair market value of the timber as of the first day of the taxable year in which the timber is cut. In computing the amount of gain or loss, the taxpayer is entitled to offset his basis in the timber against its fair market value. The gain or loss is recognized in the year the timber is cut and is treated under Section 1231 of the Code as gain or loss from the sale of property used in a trade or business. For a discussion of the treatment of
Section 1231 gains and losses, see "-- Sales of Timberlands." The fair market value of the standing timber as of the first day of the taxable year in which the timber is cut will become the tax basis of the cut timber (or the product into which it is converted) for purposes of determining gain or loss on a subsequent sale, which gain or loss would be ordinary income or loss in the year of sale. The election under Section 631(a) is available only with respect to timber or contract rights to cut timber that the taxpayer held for a period of more than one year before such cutting. The election applies to all timber that the taxpayer owns or has the right to cut, and once made cannot be revoked without the consent of the IRS. The Partnership has made the election provided by Section 631(a).

     Section 631(b) of the Code provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of such timber under any contract by virtue of which he "retains an economic interest in such timber," the gain or loss realized will be treated under
Section 1231 of the Code as gain or loss from property used in a trade or business. For a discussion of the treatment of
Section 1231 gains and losses, see "-- Sales of Timberlands." In computing such gain or loss, the amount realized is reduced by the adjusted basis in such timber, determined as described in "-- Timber Depletion." For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

     Although the Partnership is not aware of any pending or proposed legislation which would amend Section 631 of the Code, that Section could be amended in a manner which causes timber income to be treated as other than
Section 1231 income and any such amendment could have an adverse impact on Unitholders.

     Gains from sale of timber by the Partnership that do not qualify under
Section 631 generally will be taxable as ordinary income in the year of sale.

     TIMBER DEPLETION. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber "block") and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

     If a Section 631(a) election is in effect, the taxpayer will be entitled to a depletion allowance as discussed above. Thereafter, the taxpayer's adjusted basis with respect to such timber will be the fair market value of the timber as of the first day of the taxable year in which the timber is cut. As the cut timber (or the product into which it was converted) is sold, the taxpayer's adjusted basis will be taken into account for purposes of determining gain or loss on the sale. In the case of an outright sale of timber or a disposition of timber treated as a sale under Section 631(b) of the Code, the amount realized for the timber is reduced by the adjusted basis in such timber. A taxpayer disposing of timber with a retained economic interest in a transaction which fails to qualify under Section 631(b) also reduces the amount realized from such disposition by the adjusted basis in the timber.

     SALES OF TIMBERLANDS. If any tract of timberland is sold or otherwise disposed of in a taxable transaction, the Partnership will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of such property. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the tract of timberland (i) is held for sale to customers in the ordinary course of business (I.E., the Partnership is a "dealer" with respect to such property), (ii) is held for "use in a trade or business" within the meaning of Section 1231 of the Code or (iii) is held by the Partnership as a "capital asset" within the meaning of Section 1221 of the Code. In determining dealer status with respect to timberlands and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

     The Partnership intends to hold its Timberlands for the purposes of generating cash flow from the periodic harvesting and sale of timber and achieving long-term capital appreciation. Although the Managing General Partner may consider strategic sales of timberlands consistent with achieving long-term capital appreciation, the Managing General Partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sale of timberland. However, in light of the factual nature of this question, there is no assurance that the purposes of the Partnership will not change and that future activities of the Partnership will not cause it to be a "dealer" in timberlands.

     In addition, were the IRS successfully to contend that any of the Partnership's predecessors was a dealer with respect to any tracts of timberland distributed to the Partnership, gains from sales of these tracts within a five-year period from

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

the date of contribution (which was December, 1994) would be taxable as ordinary income. The Managing General Partner, however, believes that none of the Partnership's predecessors was a dealer with respect to any of its timberland holdings.

     If the Partnership is not a dealer with respect to a particular tract of timberland and the Partnership has held the timberland for a one-year period primarily for use in its trade or business, the character of any gain or loss realized from the disposition of such timberland will be determined under
Section 1231 of the Code. If the Partnership has not held a timberland tract for more than one year at the time of sale, gain or loss from the sale thereof will be ordinary.

     A Unitholder's distributive share of any Section 1231 gain or loss of the Partnership will be aggregated with any other gains and losses realized by such Unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years beginning after December 31, 1981, to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

     If the Partnership is not a dealer with respect to a particular tract of timberland, and the timberland is not used in a trade or business, that tract will be a "capital asset" within the meaning of Section 1231 of the Code.
Gain or loss recognized from the disposition of that timberland will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon the Partnership's holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

     Because amounts realized upon the sale, exchange or other disposition of a tract of timberland by the Partnership may be used to reduce any liability to which the tract of timberland is subject, it is possible, although not anticipated, that the Partnership's gain on the sale of such a tract could exceed the distributive proceeds of the sale, and the income taxes payable on the sale by the Unitholders could exceed their distributive share of any such proceeds.

     SECTION 754 ELECTION.  The Partnership has made the election permitted by
Section 754 of the Code, which election is irrevocable without the consent of the IRS. The election generally permits a purchaser of Common Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit price). The Section 743(b) adjustment is attributed solely to a purchaser of Common Units and is not added to the bases of the Partnership's assets associated with all of the Unitholders. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment allocated to each such asset.)

     Although Counsel is unable to opine as to the validity of such an approach, the Partnership may depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of depreciable Contributed Property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its apparent inconsistency with certain proposed and final Treasury regulations and certain legislative history (none of which is expected to directly apply to a material portion of the Partnership's assets). See " -- Uniformity of Units."

     The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any
Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, may be amortizable over a longer period of time than the Partnership's tangible depletable or depreciable assets.

     A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depletion and depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Unit's share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Common Units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different basis adjustment to be made, and should, in the Managing General Partner's opinion, the expense of compliance exceed the benefit of the election, the Managing General Partner may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

     ALTERNATIVE MINIMUM TAX. Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax applicable to his alternative minimum taxable income. A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate applicable to non-corporate Unitholders is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

     VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES. The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the Managing General Partner of the relative fair market values, and determinations of the initial tax basis, of the assets of the Partnership. Although the Managing General Partner may from time to time consult with appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the Managing General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

     TREATMENT OF SHORT SALES. It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units will be considered as having transferred beneficial ownership of those Units and would, thus, no longer be a partner with respect to those Units during the period of the loan. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would appear not to be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, the lending Unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify any brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

     The Taxpayer Relief Act of 1997 (the "TRA of 1997") also contains provisions affecting the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into a short sale of, an offsetting notional principal contract with respect to or a futures or forward contract to deliver the same or substantially identical property, or in the case of an appreciated financial position that is a short sale or offsetting notional principal or futures or forward contract, the taxpayer or related persons acquire, the same or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

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

DISPOSITION OF UNITS

      RECOGNITION OF GAIN OR LOSS. Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will generally be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

     Prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at or above original cost (and may partially become taxable income even if the Unit is sold below original cost.)

     Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

     The IRS has ruled that a partner acquiring interests in a partnership in separate transactions must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of that tax basis must be allocated to the interests sold on the basis of some equitable apportionment method not specified by the IRS. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Units, the aggregation of tax bases of a holder of Units effectively prohibits him from choosing among Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as the Partnership, the interests in which are evidenced by separate certificates. Accordingly Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of such ruling.

     ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders of record as of the opening of the NYSE on the first business day of the month in which that gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this monthly convention may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between transferors and the transferees of Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Managing General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

     A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to that quarter will be allocated items of Partnership income and gain attributable to the quarter during which those Units were owned but will not be entitled to receive that cash distribution.

     NOTIFICATION REQUIREMENTS. A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days of the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects that sale through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for the Unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     CONSTRUCTIVE TERMINATION. The Partnership and the Operating Partnership (and any Subsidiary Partnership) will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

     Under current regulations, a termination of the Partnership would result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership.

     ENTITY-LEVEL COLLECTIONS. If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or the General Partners or any former Unitholder, the Managing General Partner is authorized to pay those taxes from Partnership funds. Such payments, if made, will be treated as current distributions of cash to the Unitholders and the General Partners. The Managing General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

     Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, it may be difficult to comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury

Regulation Section 1.167(c)-1(a)(6) on the legislative history of Section 197. Any non-uniformity could have a negative impact on the value of the Units.

     The Partnership may depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of depreciable Contributed Property or adjusted property (to the extent of any difference between the tax basis and book value of such property) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, despite its apparent inconsistency with certain proposed and final Treasury Regulations and legislative history (none of which is expected to directly apply to a material portion of the Partnership's assets). See "-- Tax Treatment of Operations -- Section 754 Election." These positions are commonly taken by publicly traded partnerships. Nevertheless, the IRS may challenge any method of depreciating the Section 743(b) adjustment adopted by the Partnership. If such a challenge were sustained, the uniformity of Units might be affected and gain from the sale of Units might be increased without the benefit of additional deductions.

     TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS. Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts (or IRAs) and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

     Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on that income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in law may require the Partnership to change these procedures.

     Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder will be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     Under an IRS ruling, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. The Partnership does not expect that any material portion of any such gain will avoid United States taxation. If less than all of any such gain is so taxable, then Section 897 of the Code may increase the portion of any gain which is recognized by a foreign Unitholder which is subject to United States income tax if that foreign Unitholder has held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units are not regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES. The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Managing General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective Unitholders' allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Managing General Partner cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

     The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the Managing General Partner as the Tax Matters Partner.

     The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless such Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

     A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the TRA of 1997, partners in electing large partnerships, such as the Partnership, would be required to treat all partnership items in a manner consistent with the partnership return.

     The TRA of 1997 made a number of changes to the tax compliance and administrative rules relating to partnerships that elect large partnership treatment. One provision requires that each partner in an electing large partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Alternatively, under the TRA of 1997, a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Common Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Common Units. The Partnership has not determined at this time whether it will make the election to be treated as a large partnership.

     NOMINEE REPORTING. Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or
(iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

     REGISTRATION AS A TAX SHELTER. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad and the Managing General Partner has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the Partnership: 95074000266. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

     ACCURACY-RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters,"a term that in this context, does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, Unitholders will generally be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently owns property and conducts substantially all of its business in Oregon, Idaho, Washington, Montana and California. A Unitholder will generally be required to file state income tax returns and to pay taxes in all these states other than Washington and may be subject to penalties for failure to comply with those requirements. Taxable income of the Partnership in other jurisdictions has historically been de minimis, and filing requirements with respect to such jurisdictions have generally been met by the Partnership. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the General Partners anticipate that any amounts required to be withheld will not be material. There can be no assurance that in the future the Partnership will not conduct material business operations in jurisdictions other than those described above.

     Each Unitholder should investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

                       INVESTMENT IN THE PARTNERSHIP
                         BY EMPLOYEE BENEFIT PLANS

     An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

     In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partners also would be fiduciaries of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

     The Department of Labor issued final regulations on November 13, 1986 providing guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,
(a) the equity interest acquired by employee benefit plans are publicly offered securities -- I.E., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws,
(b) the entity is an "operating company" -- I.E., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partners, their affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                   SECURITIES COVERED BY THIS PROSPECTUS

     The Common Units covered by this Prospectus are available for use in future acquisitions of businesses, properties or securities of entities or persons engaged in the timber business. The consideration offered by the Partnership in such acquisitions, in addition to the Common Units offered by this Prospectus, may include cash, debt or other Partnership securities, or assumption by the Partnership of liabilities of the businesses being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between the Partnership and the management or the owners of the assets to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Partnership taking into account the quality of management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. It is anticipated that the Common Units issued in acquisitions hereunder will be valued at a price reasonably related to the market value of the Common Units either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Common Units.

                               LEGAL MATTERS

     The validity of the Common Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., Houston, Texas.

                                  EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Crown Pacific Partners, L.P. for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN
THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             -----------------

                             TABLE OF CONTENTS


Available Information .....................................................  2
Information Incorporated by Reference .....................................  3
Forward-Looking Statements ................................................  3
The Partnership ...........................................................  4
Risk Factors ..............................................................  4
Cash Distribution Policy .................................................. 12
Conflicts of Interest and Fiduciary Responsibility ........................ 18
Description of the Common Units ........................................... 22
The Partnership Agreement ................................................. 23
Tax Considerations ........................................................ 33
Investment in the Partnership by Employee Benefit Plans ................... 48
Securities Covered By This Prospectus ..................................... 49
Legal Matters ............................................................. 49
Experts ................................................................... 49

===============================================================================


===============================================================================


                        CROWN PACIFIC PARTNERS, L.P.



                           4,000,000 Common Units

                                Representing

                         Limited Partner Interests





                               --------------
                                 PROSPECTUS
                               --------------









                             OCTOBER    , 1997

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              4,000,000 COMMON UNITS





                                      [LOGO]


                           CROWN PACIFIC PARTNERS, L.P.



                                   COMMON UNITS

                               -------------------

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Unitholders") who have received common units representing limited partnership interests (the "Common Units"), Crown Pacific Partners, L.P. (the "Partnership") in connection with the acquisition by the Partnership of securities or assets held by such persons, or their transferees, (the "Selling Unitholders") and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Partnership will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Units as principal, any profits received on the resale of such Common Units, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Partnership. The Selling Unitholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

     The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Partnership from time to time of 4,000,000 Common Units in connection with its acquisition of the securities and assets of other businesses.

     As of October 2, 1997 the Partnership had 21,331,189 Common Units outstanding, all of which are available for trading on the New York Stock Exchange (the "NYSE") and 5,773,088 Subordinated Units outstanding which are not publicly traded. The Common Units offered hereby have been approved for trading on the NYSE. On October 2, 1997, the closing price of the Common Units on the NYSE was $25.81.

     The Partnership is a Delaware limited partnership and all references herein to the Partnership refer to the Partnership and its subsidiaries.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON UNITS OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS ____________, 1997.

            [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]

                            MANNER OF OFFERING

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received Common Units in connection with acquisitions by the Partnership of securities and assets held by such persons, or their transferees, and who wish to offer and sell such Common Units (such persons are herein referred to as "Selling Unitholders") in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Partnership will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Units described herein. Upon the Partnership being notified by a Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Units bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Unitholder and the participating broker-dealer(s),
(ii) the number of Common Units involved, (iii) the price at which the Common Units were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Unitholders may sell the Common Units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Unitholders may sell some or all of the Common Units in transactions involving broker-dealers, who may act solely as agent and/or may acquire Common Units as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Unitholders (and, if they act as agent for the purchaser of such Common Units, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Unitholders to sell a specified number of Common Units at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Unitholder, to purchase as principal any unsold Common Units at the price required to fulfill the broker-dealer's commitment to Selling Unitholders. In addition or alternatively, Common Units may be sold by Selling Unitholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire Common Units as principal may thereafter resell such Common Units from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such Common Units.

     The Partnership may agree to indemnify each Selling Unitholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Unitholder may indemnify any broker-dealer that participates in transactions involving sales of the Common Units against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Unitholders may resell the Common Units offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            -----------------

                            TABLE OF CONTENTS


Available Information................................................    2
Information Incorporated by Reference................................    3
Forward-Looking Statements...........................................    3
The Partnership......................................................    4
Risk Factors.........................................................    4
Cash Distribution Policy.............................................   12
Conflicts of Interest and Fiduciary Responsibility...................   18
Description of the Common Units......................................   22
The Partnership Agreement............................................   23
Tax Considerations...................................................   33
Investment in the Partnership by Employee Benefit Plans..............   48
Securities Covered by this Prospectus................................   49
Legal Matters........................................................   49
Experts..............................................................   49

===============================================================================

===============================================================================


                        CROWN PACIFIC PARTNERS, L.P.



                          4,000,000 Common Units

                               Representing

                        Limited Partner Interests





                              ------------
                               PROSPECTUS
                              ------------








                           OCTOBER    , 1997

===============================================================================

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table set forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by the Partnership in connection with the issuance and distribution of the Common Units being registered. All amounts shown are estimated except the Commission registration fee.

     Securities and Exchange Commission registration fee      $31,428
     Blue Sky expenses, including legal fees                    5,000
     Printing and engraving expenses                            2,000
     Legal fees and expenses                                   20,000
     Accounting fees and expenses                              10,000
     Miscellaneous                                             10,000
                                                              -------
          Total                                               $78,428

-------------
*    To be filed by Amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subject to the terms, conditions or restrictions set forth in the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act empowers Delaware limited partnerships to indemnify and hold harmless any partner or other person from and against claims and demands incurred in its capacity as a partner or other representative of the Partnership.

     The Partnership Agreement provides that the Partnership will indemnify and hold harmless each General Partner, any departing General Partner, any general partner of a General Partner or a departing General Partner, any person who is or was an officer, director, employee, agent or trustee of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, any person who is or was an affiliate of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, and any person who is or was serving at the request of a General Partner or a departing General Partner as an officer, director, employee, agent, trustee or partner of another person (collectively, "Indemnitees" and individually each an "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase and maintain (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

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

     Reference is made to Exhibit 1.1 hereto, which contains provisions for indemnification expressly for use in the Prospectus Supplements.

ITEM 16.  EXHIBITS

Exhibit No.                      Exhibits
-----------                      --------

     3.1+   -- Form of Second Amended and Restated Agreement of
               Limited Partnership of Crown Pacific Partners, L.P. (filed as Appendix A, pages A-1 through A-80, in the Registrant's Registration Statement on Form S-3, Registration No. 333-05099)
     3.2+   -- Form of First Amendment to the Second Amended and
               Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. (filed as Exhibit 3.1 to the Registrant's Report on Form 10Q for the quarter ended March 31, 1997)
     5.1 -- Opinion of Andrews & Kurth L.L.P. as to the legality of the Common Units being registered
     8.1    -- Opinion of Andrews & Kurth relating to Tax Matters
    23.1    -- Consent of Price Waterhouse LLP
    23.2    -- Consent of Andrews & Kurth L.L.P. (included in
               Exhibit 5.1)
    23.3    -- Consent of Andrews & Kurth L.L.P. (included in
               Exhibit 8.1)

   +   Incorporated by reference to the indicated filing

ITEM 17.  UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     PROVIDED, HOWEVER, that paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on 7th of October, 1997.

                                       CROWN PACIFIC PARTNERS, L.P.


                                       By:  Crown Pacific Management Limited
                                            Partnership, as Managing General
                                            Partner


                                       By:  /s/ Peter W. Stott
                                          -----------------------------------
                                          Peter W. Stott
                                          President of HS Corp. of Oregon, a
                                          general partner of Crown Pacific
                                          Management Limited Partnership


                                       By:  /s/ Robert Jaunich II
                                          -----------------------------------
                                          Robert Jaunich II
                                          President of Fremont Timber, Inc., a
                                          general partner of Crown Pacific
                                          Management Limited Partnership

     Each person whose signature appears below appoints Peter W. Stott and Roger L. Krage and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 7, 1997.

     Signature                         Title
     ---------                         -----
/s/ Peter W. Stott       President, Chief Executive Officer and
-----------------------  Board of Control Member, Crown Pacific
Peter W. Stott           Management Limited Partnership (Principal
                         Executive Officer)

/s/ Richard D. Snyder    Vice President and Chief Financial
-----------------------  Officer, Crown Pacific Management Limited
Richard D. Snyder        Partnership (Principal Financial and
                         Accounting Officer)

/s/ Robert Jaunich II    Member, Board of Control
-----------------------
Robert Jaunich II

/s/ James Bondoux        Member, Board of Control
-----------------------
James Bondoux

/s/ Richard B. Keller    Member, Board of Control
-----------------------
Richard B. Keller

/s/ John W. Larson       Member, Board of Control
-----------------------
John W. Larson

Christopher G. Mumford   Member, Board of Control
-----------------------
Christopher G. Mumford

/s/ William L. Smith     Member, Board of Control
-----------------------
William L. Smith